Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement on Form S-3 (No. 333-141110) of Plains Exploration & Production Company (the “Company”) of our report dated March 1, 2007, except as to Note 11, for which the date is August 17, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Pogo Producing Company, which is included in the Current Report on Form 8-K of the Company dated May 19, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Houston, Texas

March 2, 2009